Exhibit 3.1

TORTOISEECOFIN ACQUISITION CORP. III

(THE “COMPANY”)

The following resolution was duly adopted as a special resolution of the Company at an extraordinary general meeting of the Company held on 19 April 2024 at 2:30pm (Eastern Time).

The Extension Amendment

RESOLVED, as a special resolution, that the Amended and Restated Memorandum of Association and Articles of Association of the Company be amended by:

(a) replacing the definition of “Completion Window” with the following new definition:

“Completion Window” means the period of time commencing on, and including the closing date of the IPO, and ending on the date that is thirty-three (33) months after such closing date of the IPO (being until 22 April 2024), subject to the Extensions.

and

(b) inserting a new definition of “Extensions” as follows:

“Extensions” means six additional extension periods, each with a duration of one (1) calendar month (each such extension, an “Extension”) with each such Extension subject to the approval of the Directors of the Company up to the Termination Date.

and

(c) inserting a new definition of “Termination Date” as follows:

“Termination Date” means 22 October 2024 or such earlier date as may be determined by the Directors.”

/s/ Vincent T. Cubbage

Vincent T. Cubbage, Chairman of the Meeting

Date: 19 April 2024

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